UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2008 (April 4, 2008)

REGENERON PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

New York	000-19034	13-3444607

(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
777 Old Saw Mill River Road, Tarrytown, New York 10591-6707

(Address of principal executive offices, including zip code)
(914) 347-7000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
     In connection with the retirement of Dr. Randall Rupp, Senior Vice President, Manufacturing Operations, as described in Item 5.02 below, Dr. Rupp has ceased to be a participant in the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 4, 2008, the Board of Directors of Regeneron Pharmaceuticals, Inc. approved a retirement plan for Dr. Randall Rupp, the Company’s Senior Vice President, Manufacturing Operations. The Board of Directors expressed its gratitude to Dr. Rupp for over sixteen years of service to the Company. Dr. Rupp, who effective April 1, 2008, is on an unpaid leave of absence, will retire from the Company on October 1, 2008. During this unpaid leave of absence, Dr. Rupp will continue to be eligible for medical and other employee benefits under the Company’s plans and policies. Effective April 4, 2008, Dr. Rupp is no longer an executive officer of the Company or a participant in the Company’s Change in Control Severance Plan.
     On April 4, 2008, the Board of Directors also approved the promotion of Mr. Daniel Van Plew, who was serving as Vice President and General Manager, Industrial Operations and Product Supply, to the position of Senior Vice President and General Manager, Industrial Operations and Product Supply.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2008	REGENERON PHARMACEUTICALS, INC.
	By:	/s/ Stuart Kolinski
		Name:	Stuart Kolinski
		Title:	Senior Vice President and General Counsel